Exhibit 99.1

[Graphic Omitted]                             Investor Contact:
Tasker Products                                 Joseph M. Zappulla
PRESS RELEASE                                   Wall Street Consultants Corp.
                                                212-681-4100
                                                jzappula@wallstreetir.com


               Tasker Products Provides Details of Recent Progress
                         During Investor Conference Call


DANBURY, Ct -April 1, 2005 - Tasker Capital Corp. (OTC BB: TKER), a distributor and marketer of a licensed proprietary technology that is highly effective in inhibiting pathogenic bacteria, conducted a conference call yesterday to present recent progress and its 2004 financial results. During the conference call the company announced that it had filed for a 15-day extension to file its Annual Report on Form 10-KSB with the Securities and Exchange Commission, in order to provide sufficient time for its new independent, registered public accounting firm, which was engaged on March 15, 2005, to complete its review. In relation to the audit, the Company stated that it and its independent auditor presently did not expect to report any significant changes in the Company's operation results as a result of the audit.

Tasker also reported the following progress and information during the presentation and subsequent question and answer period:

      o There are two patents (5,989,595 and 6,242,011) that were issued and enforced supporting the underlying formulation technology, each of which specify the ingredients that constitute the bonding process to create the base solution. Other components, such as copper sulfate, are added to the base solution to create the effects specifically targeted to each application, which are detailed in several utility and provisional patent applications filed by the Company. Tasker management further commented that, as part of its due diligence in the proposed acquisition of pHarlo Citrus Technologies, Indian River Labs and Coast-to-Coast, its New York City attorneys and their patent counsel began in January 2005 and are continuing to conduct extensive reviews to ensure that each patent and patent application provides a high level of protection to the underlying intellectual property.

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      o     The Company announced that it expects to reach profitability during the second half of 2005, resulting in a net profit for the current year. The Company reported that it had cash and cash equivalents, as of December 31, 2004, of $14.2 million and a current anticipated burn rate of $300,000 per month.

      o Tasker announced that it had added additional reactor capacity to Indian River Labs' ("IRL") 20,000 square foot facility, located in the Houston, Texas area, to increase production. It commented that IRL's 4,000 square foot Sebastian, Florida facility, constructed to withstand the force of a Category Four hurricane, was originally used as a research laboratory and is now used solely as a blending operation for its oral hygiene product, CloseCall(TM).

      o Tasker's chief financial officer added that the Company's cash and cash equivalents on December 31, 2004 was estimated to be $14.2 million and that the Company's current "burn rate" was approximately $300,000 per month.

      o Tasker is scheduled to begin commercial verification of its technology in the scalding process of poultry processing during the first week of May at a major poultry processor's operation in Georgia and in June at another commercial processor's plant in Washington State. Management stated that it will receive payment during the verification process, at a discounted rate. Upon the commercial verification's successful completion, Tasker will be allowed to enter into full long-term contracts with interested poultry processors.

      o Tasker is scheduled to begin a two week verification process with Group Doux after which it expects to begin full application of its technology in Group Doux's poultry processing operation in Brazil. Company management added (in response to an investor's question) that Brazil is the leading poultry exporter in the world and the second largest producer of poultry products, globally.

      o Tasker management announced that it intends to conduct an investor conference call every quarter to announce its financial results and update investors on its progress.
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A replay of Tasker's March 31, 2005 investor conference is available at
800-633-8284 (reservation number 21236627) for 24 hours and on the Internet at www.vcall.com.

About Tasker Products

Tasker Products is a manufacturer, distributor and marketer of products using a unique, licensed patented process that utilizes a highly charged, acidified, yet stable and safe solution that enables copper sulfate, widely known for its bacteriostatic properties to remain active throughout a wide range of pH values. The company is continuing its clinical research and development of future products in the oral care, food processing, skin care and pet products industries. Presently the company markets Close Call(TM), the world's first clinically proven anti-microbial oral hygiene breath drink. Tasker Capital Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. We discuss many of these and other risks and uncertainties in greater detail under the section entitled, "Risk Factors That May Affect Future Results" in Item 1 of the Company's Current Report on Form 10-KSB as filed with SEC.